FOR IMMEDIATE RELEASE

For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 1st Quarter Earnings and Declares Dividend

Lewiston, MAINE (October 20, 2006) - Northeast Bancorp (AMEX: NBN), the parent company of Northeast Bank, reported earnings for the quarter ended September 30, 2006 were $454,667, or $0.18 per diluted share, as compared to earnings for the same period last year of $1,042,097 or $0.41 per diluted share. The 56% decrease in earnings for the first quarter was primarily attributable to continued pressure on the net interest margin, a decrease in earning assets - primarily loans and modestly higher operating expenses.

In addition, the Board of Directors declared a dividend of $0.09 per share payable on November 21, 2006 to shareholders of record as of the close of business on November 3, 2006. As of September 30, 2006, Northeast Bancorp had total assets of $570,053,365. Northeast Bancorp common shares trade on the American Stock Exchange with approximately 2.4 million shares outstanding and, as of September 30, 2006, had a book value of $16.56 per share. The Company reports that it continues to focus on increasing shareholder value and, as part of those efforts, it regularly reviews its capital levels and evaluates the repurchase of its common stock whenever this action is deemed to be a good investment and in the best interests of shareholders.

Jim Delamater, President and CEO of Northeast Bancorp, reported that, "we are continuing to experience a decrease in our net interest margin as a result of the shape of the yield curve which caused our cost of funds to rise more quickly than the rates earned on loans. We are being very conservative with respect to the growth of loans. We remain determined to continue to maintain our underwriting standards as we have no desire to sacrifice the long-term integrity of our balance sheet in favor of short term results. We remain very optimistic about the future of our organization and we continue to see an increase in the overall diversity of our income and the value associated with our ability to offer a broad array of financial products and services."

Interest income for the quarter ended September 30, 2006 was $8,955,861 representing a 3% increase over $8,679,483 for the same period last year. However, interest expense for the quarter was $4,906,612, as compared to $3,944,402 for the same period last year, an increase of 24%. As a result net interest income decreased $686,000, or 14%, with the net interest margin declining from 3.43% to 3.01%.

Non-interest income declined to $1,528,557 for the quarter ended September 30, 2006 as compared to $1,588,017 for the same period in 2005, a decrease of 4%. Income from insurance, investment and trust activities increased 7%, to $933,323, for the quarter ended September 30, 2006, as compared to income for the same period last year which was $868,938.

Delamater added, "we remain very pleased and excited about the growth within our investment, trust and insurance divisions and we look forward to the continuation of this growth as we increase our ability and efforts to deliver multiple products and services to each and every household we serve."

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Bank Insurance Group, Inc., operates 20 retail and insurance locations and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments.

Management encourages present and prospective shareholders to contact President & CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company should access its web site at www.northeastbank.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Such forward-looking statements reflect the Company's current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projects about its business and its industry, and they involve inherent risks and uncertainties. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2006.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended
	September 30,		%
	2006	2005	Change
Selected financial information

Income statement data:

Interest income	$ 8,956	$ 8,679	3%
Interest expense	4,907	3,944	24%
Net interest income	4,049	4,735	-14%
Provision for loan losses	301	301	0%
Net interest income after
provision for loan losses	3,748	4,434	-15%
Gain on sale of loans	96	100	-4%
Gain on securities	4	7	-43%
Other noninterest income	1,429	1,481	-4%
Noninterest expense	4,670	4,459	5%
Operating income before income tax	607	1,563	-61%
Income tax expense	152	521	-71%
Net income	$ 455	$ 1,042	-56%

Per share data:
Basic earning per common share	$ 0.19	$ 0.41	-54%
Diluted earnings per common share	$ 0.18	$ 0.41	-56%
Weighted average shares outstanding:
Basic	2,448,762	2,522,653	-3%
Diluted	2,470,202	2,552,351	-3%

Book value per share	16.56	16.01
Tangible book value per share	15.64	15.01

Net interest margin	3.01%	3.43%
Net interest spread	2.68%	3.15%
Return on average assets (annualized)	0.32%	0.72%
Return on equity (annualized)	4.52%	10.18%
Tier I leverage ratio (Bank)	9.09%	8.45%
Tier I risk-based capital ratio (Bank)	12.10%	11.02%
Total risk-based capital ratio (Bank)	13.35%	12.24%
Efficiency ratio	84%	71%
Nonperforming loans	5,086	2,546
Total nonperforming assets	5,093	2,599
Nonperforming loans as a % of total loans	1.16%	0.55%
Nonperforming assets as a % of total assets	0.89%	0.45%

	September 30,		%
	2006	2005	Change
Balance sheet highlights:

Investment securities	$ 88,194	$ 76,117	16%
Loans held for sale	997	526	90%
Loans	440,056	460,068	-4%
Allowance for loan losses	5,606	5,336	5%
Total assets	570,053	580,024	-2%

Deposits:
NOW and money market	68,214	74,626	-9%
Savings	23,582	27,491	-14%
Certificates of deposits	217,630	193,964	12%
Brokered time deposits	45,379	61,079	-26%
Noninterest-bearing deposits	35,482	43,002	-17%
Total deposits	390,287	400,162	-2%

Borrowings	96,984	98,915	-2%
Shareholders' equity	40,604	40,415	0%

Shares outstanding	2,452,132	2,524,832	-3%